Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q2 2009 Optical Cable Earnings Conference Call

Event Date/Time: Jun. 11. 2009 / 10:00AM ET

Operator

Good morning. My name is Brandy and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation’s Second Quarter Fiscal 2009 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Thank you. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning, and thank you all for participating in Optical Cable Corporation’s second quarter fiscal year 2009 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of Optical Cable Corporation.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com, as well as today’s call.

Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and CEO

Thank you, Andrew, and good morning, everyone. Joining me today at OCC’s offices in Roanoke is Tracy Smith, our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2009 in some additional detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that during the Q&A session, as we normally do, we’ll take questions from analysts and institutional investors and we will also answer any questions if we’ve received any from individual investors that were submitted prior to today’s call. We do give our shareholders an opportunity to submit questions in advance of our earnings call, and when we do that we include instructions regarding such submissions in our press release, announcing the date and time of our earnings call—as we did for today’s call. And with that, we will get started.

Despite the difficult global economic environment and additional costs associated with the integration of our new subsidiary, OCC continued to post solid sales growth, positive operating cash flow and a strong balance sheet through the first half of 2009. We are pleased with the improved results in our top-line compared to our first quarter of fiscal year 2009. Our focus remains on growing sales and controlling expenses, and we believe our second quarter results demonstrate our progress on these initiatives.

We believe our sales strength demonstrates that our markets are responding favorably to our expanded product offerings and our enhanced ability to provide more complete cabling and connectivity solutions. We will continue to leverage our market position and enhance scale to increase sales and also to control costs. Although market conditions remain challenging, we are confident that OCC is well-positioned strategically in our markets and well-positioned for continued growth.

And now I’ll turn the call over to Tracy, who will review some specifics regarding the financial results for the quarter and year-to-date.

Tracy Smith - Optical Cable Corporation - SVP and CFO

Thank you, Neil. Consolidated net sales increased 13.7% to $15.3 million for the second quarter of fiscal year 2009, compared to net sales of $13.5 million for the same period last year. The sale of products historically sold by SMP Data Communications accounted for $2.5 million of our consolidated net sales during the second quarter of fiscal year 2009.

Net sales to customers located outside of the United States increased 14.2% in the second quarter of fiscal year 2009, compared to the same period last year, and net sales to customers located in the United States increased 13.5%.

Consolidated net sales increased 15.8% to $30.3 million for the first half of fiscal year 2009, compared to net sales of $26.2 million for the same period in fiscal year 2008. The sale of products historically sold by SMP Data Communications accounted for $6.3 million of our consolidated net sales during the first half of fiscal year 2009.

On a year-to-date basis, net sales to customers located outside of the United States decreased 2.3%, compared to the same period last year, and net sales to customers located in the United States increased 25.4%.

Exclusive of the net sales generated by products historically associated with SMP Data Communications, net sales to customers located outside of the United States decreased 19.4% in the first half of the fiscal year 2009, compared to the same period last year, and net sales to customers located in the United States decreased 2.4%.

The decrease in net sales to customers outside of the United States (excluding products historically associated with SMP Data Communications), is primarily due to the fact that we recognized net sales totaling, in the aggregate, approximately $1.8 million as the result of two large international orders in the first half of fiscal year 2008 that did not recur in the first half of fiscal year 2009.

Gross profit was $5.7 million for the second quarters of both fiscal years 2009 and 2008. Gross profit margin decreased to 37.3% in the second quarter of fiscal year 2009, compared to 42.6% for the second quarter of fiscal year 2008. By comparison, gross profit margin was 32% in the first quarter of fiscal year 2009.

For the year-to-date period, gross profit decreased 5.1% to $10.5 million, from $11.1 million for the same period in fiscal year 2008. Our gross profit margin decreased to 34.7% for the first half of fiscal year 2009, compared to 42.3% for the same period last year.

The primary reason for the decrease in our gross profit margin is that historically SMP Data Communications has had gross profit margin percentages lower than the historical gross profit margins of Optical Cable Corporation. The gross profit margin associated with the sale of connectivity products was 16.0% and 18.3%, respectively, for the second quarter and first half of fiscal year 2009. The gross profit margin associated with fiber optic cable sales was 41.4% and 39.0%, respectively, for the second quarter and first half of fiscal year 2009.

SG&A expenses increased to $5.8 million in the second quarter of fiscal year 2009, from $4.4 million for the same period last year. SG&A expenses as a percentage of net sales were 37.9% in the second quarter of fiscal year 2009, compared to 32.6% in the second quarter of fiscal year 2008. The increase in SG&A expenses was primarily due to the acquisition of SMP Data Communications and the operating expenses associated with another investment.

We reported net income of $16,000, or earnings of less than $0.01 per basic and diluted share, in the second quarter of fiscal year 2009, compared to net income of $878,000, or $0.15 per basic and diluted share, for the second quarter of fiscal year 2008.

We reported a net loss for the first half of fiscal year 2009 of $726,000, or $0.12 per basic and diluted share, compared to net income of $1.7 million, or $0.29 per basic and diluted share, for the same period last year.

And with that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and CEO

Thanks, Tracy.

Tracy Smith - Optical Cable Corporation - SVP and CFO

You’re welcome.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and CEO

During fiscal year 2009, the enterprise cabling and connectivity industry has been adversely affected by the weakness in the markets in the U.S. and around the world as businesses have cut back or deferred IT expenditures in reaction to the economic downturn. OCC has not escaped these challenges.

This year, we have also experienced “growing pains” in connection with the integration of SMP Data Communications, as we’ve talked about previously. And while this acquisition was challenging, it also was essential for the long-term positioning and prospects for OCC in our markets.

OCC continues to believe that it is now strategically positioned to provide the suite of solutions today’s customers are demanding. And OCC is in an envious position. Our marketplace presence, our complete cabling and connectivity solutions offering, our outstanding customer service and employee dedication—all strategically position us for future growth and shareholder value creation.

That said, in reaction to the current challenging economic environment, we have made and will continue to make, the adjustments necessary to improve our financial performance in the short- to mid-term without cutting into the muscle of the organization or weakening OCC’s long-term prospects.

We believe our progress is reflected in our improved performance during the second quarter compared to the first quarter of this year. And consistent with our strategic plan, we will continue to pursue cross-selling opportunities, new markets, and other growth opportunities while focusing on improving efficiencies and cutting costs while securing OCC’s long-term prospects. We are confident our shareholders will benefit from our strategy and actions.

And now, we’re happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

At this time, there are no questions. I would like to turn the call back to Neil Wilkin for closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and CEO

Andrew, did we have any questions that were sent in by our shareholders — individual shareholders?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

No. This quarter we did not have any questions submitted in advance. So operator, could you poll one more time and if there are no questions, we can conclude the call?

Operator

(Operator Instructions)

There are no questions at this time.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and CEO

Okay. I would like to thank everyone who has joined us on the call today or is going to be listening to a rebroadcast of this over the Web. As always, we appreciate your time and your interest in Optical Cable Corporation.

Operator

This concludes today’s Optical Cable Corporation’s Second Quarter Fiscal 2009 Earnings Conference Call. You may now disconnect.